Exhibit 99-B.8.156

Fourth Amendment to the Fund Participation Agreement

This Fourth Amendment dated as of March 1, 2008 by and between ING Life Insurance and
Annuity Company (formerly Aetna Life Insurance and Annuity Company) (“ING Life”), ReliaStar Life
Insurance and Annuity Company (“ReliaStar”), and ReliaStar Life Insurance Company of New York
(“ReliaStar New York”)(collectively the “Company”), Pioneer Investment Management Shareholder
Services, Inc. (formerly Pioneering Services Corporation)(the “Transfer Agent”), and Pioneer Funds
Distributor, Inc. (the “Distributor”), is made to the Fund Participation Agreement dated as of September 21,
2000, as amended by Amendment No. 1 (effective April 1, 2003), Amendment No. 2 (effective August 5,
2003), and Amendment No. 3 (effective May 1 2004). Unless otherwise indicated, terms defined in the
Agreement are used herein as therein defined.

WHEREAS, the parties reserved to themselves the right to amend the Agreement from time to time in a writing executed by the parties; and

WHEREAS, the parties agree to amend the Agreement to add Class Y shares of the Funds.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1. Schedule B of the Agreement is hereby deleted in its entirety and replaced with Schedule B, attached hereto.

2. Schedule C of the Agreement is hereby deleted in its entirety and replaced with Schedule C, attached hereto.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

ING LIFE INSURANCE AND		PIONEER INVESTMENT MANAGEMENT
ANNUITY COMPANY		SHAREHOLDER SERVICES, INC.

By:	/s/ Lisa S. Gilarde	By:	/s/ Tracy Connelly
Name:	Lisa S Gilarde	Name:	Tracy Connelly
Title:	Vice President	Title:	SVP

RELIASTAR LIFE INSURANCE COMPANY		PIONEER FUNDS DISTRIBUTOR, INC.

By:	/s/ Robert Garrey	By::	/s/ Joseph Kringdon
Name:	Robert Garrey	Name: Joseph Kringdon
Title:	Vice President	Title: Executive Vice President

RELIASTAR LIFE INSURANCE COMPANY
OF NEW YORK

By:	/s/ Richard Mason
Name:	Richard Mason
Title:	President, Corporate Markets

Schedule B
As amended on [insert]

All Class A Shares of Pioneer Funds
All Class R Shares of Pioneer Funds
All Class Y Shares of Pioneer Funds

Schedule C

As amended on [insert]

1. Servicing Fee

Administrative services to Contract owners and participants shall be the responsibility of the
Company and shall not be the responsibility of the Fund or the Distributor. The Transfer Agent
recognizes the Company as the sole shareholder of the Fund shares issued under the Fund Participation
Agreement, and that substantial savings will be derived in administrative expenses and shareholder communications, by virtue of having a sole shareholder for each of the Accounts rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Transfer
Agent agrees to pay to the Company a servicing fee:

(a) for Class A shares, on the annual rate of 0.15% (0.0375% quarterly) of the average net assets invested in the Funds through the Contracts in each calendar quarter; provided that (i) such fee does not exceed the equivalent of $15.00 per participant per Fund per annum and (ii) Company and Transfer
Agent agree to review at least annually the actual amount paid and to make any adjustments to the annual rate; and

(b) for Class R Shares, in consideration of the Company providing services under each Fund’s
Class R Shares Service Plan (the “Service Plan”) to Contract owners and participants holding shares of
Class R Shares of the Funds, including but not limited to (a) acting as the shareholder of record and nominee for Contract owners and participants, (b) maintaining account records for each Contract owner and participant beneficially owning Class R Shares, (c) processing orders to purchase, redeem and exchange Class R Shares on behalf of Contract owners and participants, and handling the transmission of funds representing the purchase price or redemption proceeds and (d) addressing Contract owners’ and participants’ questions regarding their accounts and the Funds, Transfer Agent agrees to pay to the
Company a servicing fee, on the annual rate of 0.25% (0.0625% quarterly) of the average net assets invested in the Funds through the Contracts in each calendar quarter. The Company agrees that the services that it shall provide shall not include distribution services primarily intended to result in the sale of Fund shares. The Transfer Agent has no obligation to make any such payments and the Company hereby waives any such payments until the Transfer receives monies from the Fund. The amount of compensation payable to the Company during any one year for its services with respect to Class R Shares of a Fund shall not exceed the maximum permitted by the Service Plan, as described in the Fund’s prospectus; and

(c) for Class Y Shares, at an annual rate of 0.25% (0.0625% quarterly) of the average net assets invested in the Funds through the Contracts in each calendar quarter.

Transfer Agent will make such payments to the Company within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be reasonably requested by the Company.

2. Distribution Related Fees

In accordance with the Fund’s plan pursuant to Rule 12b-1 under the Investment Company Act of
1940, the Distributor will make payments to the Company at an annual rate of 0.25% (0.0625%
quarterly) for Class A shares and 0.50% (0.125% quarterly) for Class R shares, of the average net assets invested in the Funds through the Contracts in each calendar quarter. Distributor will make such payments within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be reasonably requested by the Company.